Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636 News Release

Banner Corporation's Net Income Totals $11.6 Million, or $0.60 Per Diluted Share, in First Quarter;
Net Income Highlighted by Strong Revenue Generation and Further Improved Credit Quality

Walla Walla, WA - April 22, 2013 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, today reported net income available to common shareholders of $11.6 million, or $0.60 per diluted share, in the first quarter of 2013, compared to $7.2 million, or $0.40 per diluted share, in the first quarter a year ago.  Banner's net income available to common shareholders was $13.3 million, or $0.69 per diluted share, in the quarter ended December 31, 2012.

“We are pleased with our first quarter performance and with the continuation of the successful execution of our strategies and priorities to deliver sustainable profitability to Banner,” said Mark J. Grescovich, President and Chief Executive Officer.  “Our further improvement in asset quality, strong revenue generation and additional client acquisition demonstrate that through the hard work of our employees, Banner's super community bank strategy is working.  This marks the fourteenth consecutive quarter that we have achieved a year-over-year increase in revenues from core operations* (net interest income before provision for loan losses plus total other operating income excluding gain on the sale of securities, other-than-temporary impairment recovery and fair value adjustments).  Although the Banking Industry faces the continuing challenges of a low interest rate environment and modest economic growth, Banner is well positioned to meet this challenging environment because of our strong balance sheet, much improved operations and well received and acknowledged client value proposition.”

“An additional highlight from the first quarter is that we meaningfully increased our dividend,” Grescovich added.  “The regular quarterly cash dividend was increased to $0.12 per share from $0.01 per share, which reflects our strong performance and our expectation of continued success in 2013.”

First Quarter 2013 Highlights (compared to first quarter 2012, except as noted)

•	Net income available to common shareholders was $11.6 million, compared to $7.2 million for the first quarter a year ago.
•	Return on average assets was 1.11% compared to 0.88% for the first quarter a year ago.
•	Revenues from core operations* totaled $50.9 million compared to $50.4 million for the first quarter a year ago.
•	Net interest margin was 4.16%, compared to 4.13% for the preceding quarter and 4.15% for the first quarter a year ago.
•	Deposit fees and other service charges increased 7%.
•	Revenues from mortgage banking increased 15%.
•	Non-performing assets decreased to $44.9 million, or 1.06% of total assets, at March 31, 2013, an 11% decrease compared to three months earlier and a 52% decrease compared to a year earlier.
•	Non-performing loans decreased to $33.4 million at March 31, 2013, a 3% decrease compared to three months earlier and a 49% decrease compared to a year earlier.
•	The ratio of tangible common equity to tangible assets increased to 12.10% at March 31, 2013.*
•	Banner increased its regular quarterly cash dividend to $0.12 per share.

*Earnings information excluding gain on sale of securities, fair value and other-than-temporary impairment (OTTI) adjustments (alternately referred to as other operating income from core operations or revenues from core operations) and the ratio of tangible common equity (which excludes other intangible assets and preferred stock) to tangible assets represent non-GAAP (Generally Accepted Accounting Principles) financial measures.  Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Banner's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers.  Where applicable, comparable earnings information using GAAP financial measures is also presented.

BANR - First Quarter 2013 Results
April 22, 2013

Income Statement Review

“Our net interest margin expansion compared to both the preceding quarter and the first quarter a year ago reflects important reductions in deposit and other funding costs, as well as a further reduction in the adverse effect of non-performing assets and a favorable change in the mix of interest-earning assets,” said Grescovich.  “However, the continuing impact of exceptionally low market interest rates is evident in declining loan and securities yields.”  Banner's net interest margin was 4.16% in the first quarter of 2013, compared to 4.13% in the preceding quarter and 4.15% in the first quarter a year ago.

Deposit costs decreased by four basis points in the first quarter compared to the preceding quarter and 21 basis points compared to the first quarter a year ago.  Total funding costs for the first quarter of 2013 decreased four basis points compared to the preceding quarter and 27 basis points from the first quarter a year ago.  Asset yields were unchanged compared to the preceding quarter and decreased 24 basis points from the first quarter a year ago.  However, loan yields decreased by eight basis points compared to the preceding quarter and decreased 26 basis points from the first quarter a year ago.  Nonaccrual loans reduced the margin by approximately four basis points in the first quarter of 2013 compared to approximately six basis points in the preceding quarter and approximately 13 basis points in the first quarter of 2012.  Securities yields decreased by seven basis points compared to the preceding quarter and were 14 basis points lower than the first quarter of 2012.

Banner's first quarter net interest income, before the provision for loan losses, was $41.0 million, compared to $41.5 million in the first quarter a year ago, as the increase in the net interest margin was offset by a modest decrease in the average balance of interest-earning assets and the effect of one additional day in the first quarter of 2012 which was a leap year.   In spite of the modest increase in the net interest margin, net interest income also decreased from $41.9 million in the immediately preceding quarter, largely reflecting the fewer number of days in the current quarter and expected seasonal decreases in agricultural loan balances and non-interest-bearing deposits.

Continuing homeowner refinance activity, as well as increased home purchase transactions, contributed to revenues from mortgage banking activities, which increased 15% to $2.8 million compared to $2.5 million in the first quarter a year ago, but declined compared to $3.9 million in the fourth quarter of 2012 when homeowner refinance activity was at its peak.  Deposit fees and other service charges were $6.3 million in the first quarter of 2013, compared to $6.4 million in the preceding quarter and increased 7% compared to $5.9 million in the first quarter a year ago. Revenues from core operations* were $50.9 million in the first quarter compared to $54.5 million in the fourth quarter of 2012 and $50.4 million in the first quarter a year ago.

Banner's first quarter 2013 results included a gain on the sale of securities of $1.0 million and an other than temporary impairment (OTTI) recovery of $409,000, both of which resulted from the sale of securities that had been fully written off in previous periods, as well as a $1.3 million net loss for fair value adjustments as a result of changes in the valuation of financial instruments carried at fair value.  In the preceding quarter, Banner recorded a small $3,000 gain on the sale of securities and a net gain of $386,000 for fair value adjustments, while in the first quarter of 2012 Banner recorded a net gain of $1.7 million for fair value adjustments with no gains or losses on securities sales.

Total other operating income, which includes the gain on sale of securities, OTTI recovery and changes in the valuation of financial instruments, was $10.0 million in the first quarter of 2013 compared to $13.0 million in the fourth quarter of 2012 and $10.6 million in the first quarter a year ago.  Other operating income from core operations* (total other operating income, excluding gain on the sale of securities, fair value and OTTI adjustments) was $9.9 million for the first quarter of 2013, compared to $12.6 million for the preceding quarter and $8.9 million for the first quarter a year ago.

“Operating expenses declined in the first quarter compared to the preceding quarter and the first quarter a year ago, largely due to lower costs associated with loan collections and the real estate owned portfolio, as well as decreases in advertising costs, FDIC deposit insurance charges and other miscellaneous expenses,” said Grescovich.  Total other operating expenses (non-interest expenses) were $34.1 million in the first quarter of 2013, compared to $34.5 million in the preceding quarter and $37.9 million in the first quarter of 2012.

For the quarter ended March 31, 2013, Banner recorded $5.3 million in state and federal income tax expense for an effective tax rate of approximately 31.3%, which reflects normal marginal tax rates reduced by the impact of tax-exempt income and certain tax credits.  For the quarter ended March 31, 2012, Banner had no provision for income taxes as a result of the full valuation allowance for its deferred tax assets (DTA) at that date.  The DTA valuation allowance was eliminated during the final three quarters of 2012 which resulted in the substantially reduced provision for income taxes of $4.6 million, or an effective rate of 24.0%, in the fourth quarter of 2012.

Credit Quality

“All of Banner's key credit quality metrics have improved over the last year, including further progress during the first quarter, while our reserve levels have remained substantial,” said Grescovich, “providing us additional benefit in the current quarter's earnings.”  As a result of substantial reserves already in place representing 2.38% of total loans outstanding, as well as declining net charge-offs, Banner did not record a provision for loan losses in the first quarter of 2013.  This compares to a $1.0 million provision in the preceding quarter and a $5.0 million provision in the first quarter a year ago.  The allowance for loan losses at

BANR - First Quarter 2013 Results
April 22, 2013

March 31, 2013 was $77.1 million, representing 231% of non-performing loans.  Non-performing loans decreased by 3% to $33.4 million at March 31, 2013, compared to $34.4 million three months earlier, and decreased 49% when compared to $64.9 million a year earlier.

Real estate owned and repossessed assets decreased 28% to $11.5 million at March 31, 2013, compared to $15.9 million three months earlier, and decreased 59% when compared to $27.7 million a year ago.  Net charge-offs in the first quarter of 2013 totaled $363,000, or 0.01% of average loans outstanding, compared to $2.3 million, or 0.07% of average loans outstanding in the fourth quarter of 2012 and $6.4 million, or 0.20% of average loans outstanding in the first quarter a year ago.

At March 31, 2013, Banner's non-performing assets were 1.06% of total assets, compared to 2.24% a year ago and 1.18% at December 31, 2012.  Non-performing assets decreased 52% to $44.9 million at March 31, 2013, compared to $93.1 million a year ago and decreased 11% compared to $50.2 million at December 31, 2012.

Balance Sheet Review

“Total loans outstanding increased modestly during the quarter, despite an expected seasonal reduction in agricultural loans and additional refinance driven payoffs in residential loans, as our bankers' calling efforts continued to produce reasonable results,” said Grescovich.  “Nonetheless, credit line utilizations remained low, and we expect a continued challenging environment going forward as businesses and consumers maintain their cautious approach to spending and borrowing.  However, we are encouraged by the potential in our loan origination pipelines and are optimistic about capturing more market share.”  Net loans were $3.16 billion at March 31, 2013, nearly unchanged from three months earlier.  Net loans were $3.15 billion a year ago.  Commercial real estate and multifamily real estate loans increased 2% to $1.23 billion at March 31, 2013 compared to $1.21 billion at both December 31 and March 31, 2012.  Commercial and agricultural business loans were $829.7 million at March 31, 2013, a decrease from $848.0 million three months earlier but an increase of 4% compared to $798.5 million a year ago.  Total construction and development loans increased 9% during the quarter to $331.7 million at March 31, 2013 compared to $304.6 million at December 31, 2012, and increased 7% compared to $311.0 million a year earlier.

The aggregate total of securities and interest-bearing deposits declined to $729.2 million at March 31, 2013 compared to $745.5 million at December 31, 2012, but increased from $685.2 million at March 31, 2012.  The change in the mix of interest-bearing deposits and securities holdings compared to a year ago reflects both an increase in our overall securities holdings and a modest extension of the expected duration of our securities holdings designed to increase the yield relative to interest-bearing deposits.  The securities purchased in recent periods were primarily short- to intermediate-term U.S. Government Agency notes and mortgage-backed securities and, to a lesser extent, intermediate-term taxable and tax-exempt municipal securities.  The average duration of Banner's securities portfolio was approximately 4.6 years at March 31, 2013.

Total deposits were $3.52 billion at March 31, 2013, compared to $3.56 billion three months earlier and $3.43 billion a year ago.  Following a normal seasonal pattern, non-interest-bearing account balances declined 2% to $962.2 million at March 31, 2013, compared to $981.2 million at December 31, 2012, but increased 25% compared to $771.8 million a year ago.  Interest-bearing transaction and savings accounts totaled $1.58 billion at March 31, 2013, compared to $1.55 billion at December 31, 2012 and $1.46 billion a year ago, while certificates of deposit further decreased to $982.9 million at March 31, 2013, compared to $1.03 billion at December 31, 2012 and $1.20 billion a year earlier.  Non-certificate core deposits represented 72% of total deposits at the end of the first quarter, compared to 65% of total deposits a year earlier.

 “Our super community bank strategy that involves lowering our funding costs by reducing our reliance on high-priced certificates of deposit, growing new client relationships, and improving our core funding position is consistently producing results and enhancing our deposit franchise,” said Grescovich.  “As a result, Banner's cost of deposits declined another four basis points to 0.31% for the quarter ended March 31, 2013 compared to 0.35% for the quarter ended December 31, 2012, and declined 21 basis points from 0.52% for the quarter ended March 31, 2012.”

Total assets were $4.24 billion at March 31, 2013, compared to $4.16 billion a year ago and $4.27 billion at December 31, 2012.  At March 31, 2013, total common stockholders' equity was $516.1 million, or $26.56 per share.  Banner had 19.5 million shares of common stock outstanding at quarter end, compared to 18.0 million shares of common stock outstanding a year ago.  The number of shares increased primarily as a result of common stock issued through Banner's Dividend Reinvestment and Direct Stock Purchase and Sale Plan during the first eight months of 2012.  At March 31, 2013, tangible common stockholders' equity, which excludes other intangible assets, was $512.3 million, or 12.10% of tangible assets, compared to $502.7 million, or 11.80% of tangible assets, at December 31, 2012 and $422 million, or 10.15% of tangible assets, a year ago.  Banner's tangible book value per share increased to $26.37 at March 31, 2013, compared to $23.45 per share a year ago.

Banner Corporation and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards.  Banner Corporation's Tier 1 leverage capital to average assets ratio was 13.28% and its total capital to risk-weighted assets ratio was 17.06% at March 31, 2013.

BANR - First Quarter 2013 Results
April 22, 2013

Conference Call

Banner will host a conference call on Tuesday, April 23, 2013, at 8:00 a.m. PDT, to discuss its first quarter results.  The conference call can be accessed live by telephone at (480) 629-9771 to participate in the call.  To listen to the call on-line, go to the Company's website at www.bannerbank.com.  A replay will be available for one week at (303) 590-3030, using access code 4610343.

About the Company

Banner Corporation is a $4.24 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company's financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or  implied by our forward-looking statements include, but are not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and of our bank subsidiaries by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or any of the Banks which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including changes related to Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuations; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; the failure or security breach of computer systems on which we depend; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock and interest or principal payments on our junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in Banner Corporation's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for 2013 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect our operating and stock price performance.

BANR - First Quarter 2013 Results
April 22, 2013

RESULTS OF OPERATIONS	Quarters Ended
(in thousands except shares and per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012

INTEREST INCOME:
Loans receivable	$41,489	$42,698	$44,352
Mortgage-backed securities	1,172	1,165	927
Securities and cash equivalents	1,847	2,019	2,283
	44,508	45,882	47,562
INTEREST EXPENSE:
Deposits	2,719	3,088	4,448
Federal Home Loan Bank advances	24	63	63
Other borrowings	56	64	549
Junior subordinated debentures	741	776	1,012
	3,540	3,991	6,072
Net interest income before provision for loan losses	40,968	41,891	41,490
PROVISION FOR LOAN LOSSES	—	1,000	5,000
Net interest income	40,968	40,891	36,490
OTHER OPERATING INCOME:
Deposit fees and other service charges	6,301	6,433	5,869
Mortgage banking operations	2,838	3,879	2,475
Miscellaneous	790	2,253	578
	9,929	12,565	8,922
Gain on sale of securities	1,006	3	—
Other-than-temporary impairment recovery	409	—	—
Net change in valuation of financial instruments carried at fair value	(1,347)	386	1,685
Total other operating income	9,997	12,954	10,607
OTHER OPERATING EXPENSE:
Salary and employee benefits	20,729	20,182	19,510
Less capitalized loan origination costs	(2,871)	(2,752)	(2,250)
Occupancy and equipment	5,329	5,320	5,477
Information / computer data services	1,720	1,836	1,515
Payment and card processing services	2,305	2,263	1,890
Professional services	905	850	1,344
Advertising and marketing	1,499	1,602	2,066
Deposit insurance	645	715	1,363
State/municipal business and use taxes	464	574	568
Real estate operations	(251)	91	2,598
Amortization of core deposit intangibles	505	509	552
Miscellaneous	3,120	3,329	3,280
Total other operating expense	34,099	34,519	37,913
Income before provision for income taxes	16,866	19,326	9,184
PROVISION FOR INCOME TAXES	5,284	4,638	—
NET INCOME	11,582	14,688	9,184
PREFERRED STOCK DIVIDEND AND ADJUSTMENTS:
Preferred stock dividend	—	611	1,550
Preferred stock discount accretion	—	1,174	454
Gain on repurchase and retirement of preferred stock	—	(401)	—
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$11,582	$13,304	$7,180
Earnings per share available to common shareholders:
Basic	$0.60	$0.69	$0.40
Diluted	$0.60	$0.69	$0.40
Cumulative dividends declared per common share	$0.12	$0.01	$0.01
Weighted average common shares outstanding:
Basic	19,312,824	19,312,761	17,761,667
Diluted	19,423,244	19,420,612	17,790,402
Common shares issued via restricted stock grants, DRIP and stock purchases (net)	58	86	474,296

BANR - First Quarter 2013 Results
April 22, 2013

FINANCIAL CONDITION
(in thousands except shares and per share data)	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012

ASSETS
Cash and due from banks	$59,414	$66,370	$55,723
Federal funds and interest-bearing deposits	96,300	114,928	143,885
Securities - at fair value	67,761	71,232	77,706
Securities - available for sale	476,683	472,920	386,716
Securities - held to maturity	88,408	86,452	76,853
Federal Home Loan Bank stock	36,373	36,705	37,371
Loans receivable:
Held for sale	5,384	11,920	4,623
Held for portfolio	3,234,937	3,223,794	3,225,039
Allowance for loan losses	(77,128)	(77,491)	(81,544)
	3,163,193	3,158,223	3,148,118
Accrued interest receivable	15,235	13,930	16,047
Real estate owned held for sale, net	11,160	15,778	27,723
Property and equipment, net	88,414	89,117	90,106
Other intangibles, net	3,724	4,230	5,777
Bank-owned life insurance	60,425	59,891	59,056
Other assets	70,536	75,788	35,683
	$4,237,626	$4,265,564	$4,160,764
LIABILITIES
Deposits:
Non-interest-bearing	$962,156	$981,240	$771,812
Interest-bearing transaction and savings accounts	1,575,525	1,547,271	1,457,030
Interest-bearing certificates	982,903	1,029,293	1,197,328
	3,520,584	3,557,804	3,426,170
Advances from Federal Home Loan Bank at fair value	278	10,304	10,467
Customer repurchase agreements and other borrowings	88,446	76,633	91,253
Junior subordinated debentures at fair value	73,220	73,063	49,368
Accrued expenses and other liabilities	24,157	26,389	21,136
Deferred compensation	14,879	14,452	13,580
	3,721,564	3,758,645	3,611,974
STOCKHOLDERS' EQUITY
Preferred stock - Series A	—	—	121,156
Common stock	568,116	567,907	540,068
Retained earnings (accumulated deficit)	(51,851)	(61,102)	(112,465)
Other components of stockholders' equity	(203)	114	31
	516,062	506,919	548,790
	$4,237,626	$4,265,564	$4,160,764
Common Shares Issued:
Shares outstanding at end of period	19,462,483	19,454,965	18,027,768
Less unearned ESOP shares at end of period	34,340	34,340	34,340
Shares outstanding at end of period excluding unearned ESOP shares	19,428,143	19,420,625	17,993,428
Common stockholders' equity per share (1)	$26.56	$26.10	$23.77
Common stockholders' tangible equity per share (1) (2)	$26.37	$25.88	$23.45
Common stockholders' tangible equity to tangible assets (2)	12.10%	11.80%	10.15%
Consolidated Tier 1 leverage capital ratio	13.28%	12.74%	14.00%

(1)	Calculation is based on number of common shares outstanding at the end of the period rather than weighted average shares outstanding and excludes unallocated shares in the ESOP.
(2)	Common stockholders' tangible equity excludes preferred stock and other intangibles. Tangible assets excludes other intangible assets. These ratios represent non-GAAP financial measures.

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
LOANS (including loans held for sale):
Commercial real estate:
Owner occupied	$497,442	$489,581	$468,318
Investment properties	602,761	583,641	612,617
Multifamily real estate	134,290	137,504	132,306
Commercial construction	34,762	30,229	40,276
Multifamily construction	34,147	22,581	20,654
One- to four-family construction	171,876	160,815	148,717
Land and land development:
Residential	78,446	77,010	89,329
Commercial	12,477	13,982	12,044
Commercial business	619,478	618,049	609,497
Agricultural business including secured by farmland	210,225	230,031	188,955
One- to four-family real estate	566,730	581,670	619,511
Consumer:
Consumer secured by one- to four-family real estate	165,305	170,123	180,460
Consumer-other	112,382	120,498	106,978
Total loans outstanding	$3,240,321	$3,235,714	$3,229,662
Restructured loans performing under their restructured terms	$54,611	$57,460	$53,391
Loans 30 - 89 days past due and on accrual	$6,984	$11,685	$14,336
Total delinquent loans (including loans on non-accrual)	$40,390	$45,300	$79,249
Total delinquent loans / Total loans outstanding	1.25%	1.40%	2.45%

GEOGRAPHIC CONCENTRATION OF LOANS AT
March 31, 2013	Washington	Oregon	Idaho	Other	Total
Commercial real estate:
Owner occupied	$376,330	$58,671	$57,363	$5,078	$497,442
Investment properties	467,720	87,184	43,750	4,107	602,761
Multifamily real estate	112,625	13,208	8,196	261	134,290
Commercial construction	23,636	6,566	1,207	3,353	34,762
Multifamily construction	15,566	18,581	—	—	34,147
One- to four-family construction	97,016	72,729	2,131	—	171,876
Land and land development:
Residential	47,106	29,614	1,726	—	78,446
Commercial	7,482	3,043	1,952	—	12,477
Commercial business	393,638	83,574	55,047	87,219	619,478
Agricultural business including secured by farmland	105,886	38,934	65,405	—	210,225
One- to four-family real estate	352,209	188,804	23,660	2,057	566,730
Consumer:
Consumer secured by one- to four-family real estate	111,010	41,897	11,721	677	165,305
Consumer-other	76,807	30,233	5,337	5	112,382
Total loans outstanding	$2,187,031	$673,038	$277,495	$102,757	$3,240,321
Percent of total loans	67.5%	20.8%	8.5%	3.2%	100.0%

DETAIL OF LAND AND LAND DEVELOPMENT LOANS AT
March 31, 2013	Washington	Oregon	Idaho	Other	Total
Residential:
Acquisition & development	$8,982	$12,071	$1,523	—	$22,576
Improved lots	29,463	17,093	203	—	46,759
Unimproved land	8,661	450	—	—	9,111
Total residential land and development	$47,106	$29,614	$1,726	—	$78,446
Commercial & industrial:
Acquisition & development	$—	—	$482	—	$482
Improved land	4,143	136	541	—	4,820
Unimproved land	3,339	2,907	929	—	7,175
Total commercial land and development	$7,482	$3,043	$1,952	—	$12,477

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
CHANGE IN THE	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period	$77,491	$78,783	$82,912
Provision	—	1,000	5,000
Recoveries of loans previously charged off:
Commercial real estate	1,586	159	614
Multifamily real estate	—	—	—
Construction and land	101	1,499	370
One- to four-family real estate	116	174	5
Commercial business	386	1,395	236
Agricultural business, including secured by farmland	37	4	—
Consumer	102	108	136
	2,328	3,339	1,361
Loans charged off:
Commercial real estate	(348)	(558)	(1,323)
Multifamily real estate	—	—	—
Construction and land	(435)	(1,301)	(2,924)
One- to four-family real estate	(651)	(1,748)	(966)
Commercial business	(929)	(1,094)	(1,407)
Agricultural business, including secured by farmland	—	(155)	(275)
Consumer	(328)	(775)	(834)
	(2,691)	(5,631)	(7,729)
Net charge-offs	(363)	(2,292)	(6,368)
Balance, end of period	$77,128	$77,491	$81,544
Net charge-offs / Average loans outstanding	0.01%	0.07%	0.20%

ALLOCATION OF
ALLOWANCE FOR LOAN LOSSES	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Specific or allocated loss allowance:
Commercial real estate	$14,776	$15,322	$17,083
Multifamily real estate	5,075	4,506	3,261
Construction and land	15,214	14,991	15,871
One- to four-family real estate	15,930	16,475	13,123
Commercial business	10,011	9,957	1,887
Agricultural business, including secured by farmland	2,282	2,295	12,869
Consumer	1,238	1,348	1,274
Total allocated	64,526	64,894	65,368
Estimated allowance for undisbursed commitments	631	758	651
Unallocated	11,971	11,839	15,525
Total allowance for loan losses	$77,128	$77,491	$81,544
Allowance for loan losses / Total loans outstanding	2.38%	2.39%	2.52%
Allowance for loan losses / Non-performing loans	231%	225%	126%

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
NON-PERFORMING ASSETS
Loans on non-accrual status:
Secured by real estate:
Commercial	$6,726	$6,579	$10,541
Multifamily	339	—	—
Construction and land	3,729	3,673	18,601
One- to four-family	12,875	12,964	19,384
Commercial business	4,370	4,750	10,121
Agricultural business, including secured by farmland	—	—	1,481
Consumer	3,078	3,395	2,572
	31,117	31,361	62,700
Loans more than 90 days delinquent, still on accrual:
Secured by real estate:
Commercial	—	—	—
Multifamily	—	—	—
Construction and land	—	—	—
One- to four-family	2,243	2,877	2,129
Commercial business	—	—	—
Agricultural business, including secured by farmland	—	—	—
Consumer	46	152	84
	2,289	3,029	2,213
Total non-performing loans	33,406	34,390	64,913
Securities on non-accrual	—	—	500
Real estate owned (REO) and repossessed assets	11,458	15,853	27,731
Total non-performing assets	$44,864	$50,243	$93,144
Total non-performing assets / Total assets	1.06%	1.18%	2.24%

DETAIL & GEOGRAPHIC CONCENTRATION OF
NON-PERFORMING ASSETS AT
March 31, 2013	Washington	Oregon	Idaho	Total
Secured by real estate:
Commercial	$5,965	—	$761	$6,726
Multifamily	—	—	339	339
Construction and land:
One- to four-family construction	1,522	—	430	1,952
Residential land acquisition & development	—	1,386	—	1,386
Residential land improved lots	—	31	—	31
Residential land unimproved	—	—	—	—
Commercial land improved	119	—	—	119
Commercial land unimproved	241	—	—	241
Total construction and land	1,882	1,417	430	3,729
One- to four-family	10,813	2,286	2,019	15,118
Commercial business	4,299	71	—	4,370
Agricultural business, including secured by farmland	—	—	—	—
Consumer	2,227	429	468	3,124
Total non-performing loans	25,186	4,203	4,017	33,406
Real estate owned (REO) and repossessed assets	3,378	7,812	268	11,458
Total non-performing assets at end of the period	$28,564	$12,015	$4,285	$44,864

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
	Quarters Ended
REAL ESTATE OWNED	Mar 31, 2013	Mar 31, 2012
Balance, beginning of period	$15,778	$42,965
Additions from loan foreclosures	1,086	1,601
Additions from capitalized costs	46	127
Proceeds from dispositions of REO	(6,481)	(15,441)
Gain on sale of REO	804	100
Valuation adjustments in the period	(73)	(1,629)
Balance, end of period	$11,160	$27,723

	Quarters Ended
REAL ESTATE OWNED- FIVE COMPARATIVE QUARTERS	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
Balance, beginning of period	$15,778	$20,356	$25,816	$27,723	$42,965
Additions from loan foreclosures	1,086	2,332	3,111	6,886	1,601
Additions from capitalized costs	46	17	97	7	127
Proceeds from dispositions of REO	(6,481)	(7,306)	(10,368)	(7,799)	(15,441)
Gain on sale of REO	804	1,105	2,955	566	100
Valuation adjustments in the period	(73)	(726)	(1,255)	(1,567)	(1,629)
Balance, end of period	$11,160	$15,778	$20,356	$25,816	$27,723

REAL ESTATE OWNED- BY TYPE AND STATE
March 31, 2013	Washington	Oregon	Idaho	Total
Commercial real estate	$—	—	$198	$198
One- to four-family construction	401	—	—	401
Land development- commercial	—	—	—	—
Land development- residential	1,610	6,321	70	8,001
Agricultural land	—	—	—	—
One- to four-family real estate	1,077	1,483	—	2,560
Total	$3,088	$7,804	$268	$11,160

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)

DEPOSITS & OTHER BORROWINGS
	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
DEPOSIT COMPOSITION
Non-interest-bearing	$962,156	$981,240	$771,812
Interest-bearing checking	400,598	410,316	368,810
Regular savings accounts	759,866	727,957	673,704
Money market accounts	415,061	408,998	414,516
Interest-bearing transaction & savings accounts	1,575,525	1,547,271	1,457,030
Interest-bearing certificates	982,903	1,029,293	1,197,328
Total deposits	$3,520,584	$3,557,804	$3,426,170

INCLUDED IN TOTAL DEPOSITS
Public transaction accounts	$73,273	$79,955	$68,590
Public interest-bearing certificates	53,552	60,518	69,856
Total public deposits	$126,825	$140,473	$138,446
Total brokered deposits	$15,709	$15,702	$30,978

OTHER BORROWINGS
Customer repurchase agreements / "Sweep accounts"	$88,446	$76,633	$91,253

GEOGRAPHIC CONCENTRATION OF DEPOSITS AT
March 31, 2013	Washington	Oregon	Idaho	Total
	$2,665,776	$618,161	$236,647	$3,520,584

			Minimum for Capital Adequacy
REGULATORY CAPITAL RATIOS AT	Actual		or "Well Capitalized"
March 31, 2013	Amount	Ratio	Amount	Ratio

Banner Corporation-consolidated:
Total capital to risk-weighted assets	$600,052	17.06%	$281,339	8.00%
Tier 1 capital to risk-weighted assets	555,684	15.80%	140,670	4.00%
Tier 1 leverage capital to average assets	555,684	13.28%	167,373	4.00%
Banner Bank:
Total capital to risk-weighted assets	540,659	16.19%	334,048	10.00%
Tier 1 capital to risk-weighted assets	498,503	14.92%	200,429	6.00%
Tier 1 leverage capital to average assets	498,503	12.57%	198,241	5.00%
Islanders Bank:
Total capital to risk-weighted assets	33,369	18.20%	18,335	10.00%
Tier 1 capital to risk-weighted assets	31,068	16.94%	11,001	6.00%
Tier 1 leverage capital to average assets	31,068	13.53%	11,481	5.00%

BANR - First Quarter 2013 Results
April 22, 2013

ADDITIONAL FINANCIAL INFORMATION
(dollars in thousands)
(rates / ratios annualized)
	Quarters Ended
OPERATING PERFORMANCE	Mar 31, 2013	Dec 31, 2012	Mar 31, 2012
Average loans	$3,215,228	$3,201,389	$3,250,767
Average securities	673,298	660,731	660,638
Average interest earning cash	107,950	175,441	111,536
Average non-interest-earning assets	219,211	227,728	185,035
Total average assets	$4,215,687	$4,265,289	$4,207,976
Average deposits	$3,501,972	$3,507,202	$3,421,448
Average borrowings	210,462	214,275	280,439
Average non-interest-bearing other liabilities (1)	(11,558)	(2,208)	(36,699)
Total average liabilities	3,700,876	3,719,269	3,665,188
Total average stockholders' equity	514,811	546,020	542,788
Total average liabilities and equity	$4,215,687	$4,265,289	$4,207,976
Interest rate yield on loans	5.23%	5.31%	5.49%
Interest rate yield on securities	1.78%	1.85%	1.92%
Interest rate yield on cash	0.25%	0.26%	0.23%
Interest rate yield on interest-earning assets	4.52%	4.52%	4.76%
Interest rate expense on deposits	0.31%	0.35%	0.52%
Interest rate expense on borrowings	1.58%	1.68%	2.33%
Interest rate expense on interest-bearing liabilities	0.39%	0.43%	0.66%
Interest rate spread	4.13%	4.09%	4.10%
Net interest margin	4.16%	4.13%	4.15%
Other operating income / Average assets	0.96%	1.21%	1.01%
Other operating income EXCLUDING fair value
adjustments / Average assets (2)	1.05%	1.17%	0.85%
Other operating expense / Average assets	3.28%	3.22%	3.62%
Efficiency ratio (other operating expense / revenue)	66.91%	62.94%	72.77%
Efficiency ratio EXCLUDING fair value adjustments(2)	65.70%	63.39%	75.21%
Return on average assets	1.11%	1.37%	0.88%
Return on average equity	9.12%	10.70%	6.81%
Return on average tangible equity (3)	9.20%	10.79%	6.88%
Average equity / Average assets	12.21%	12.80%	12.90%

(1)	Average non-interest-bearing liabilities include fair value adjustments related to FHLB advances and Junior Subordinated Debentures.
(2)	Earnings information excluding fair value adjustments (alternately referred to as other operating income from core operations or revenues from core operations) represent non-GAAP financial measures.
(3)	Average tangible equity excludes other intangibles and represents a non-GAAP financial measure.